Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-105623) pertaining to the registration of 2,178,205 shares of common stock pursuant to the Amended and Restated Employee Stock Purchase Plan;

(2)	Registration Statement (Form S-8 No. 333-86268) pertaining to 1,087,541 shares of common stock related to certain Stock Option Grants outside of a plan;

(3)	Registration Statement (Form S-8 No. 333-74076) pertaining to 6,000,000 shares of common stock pursuant to the 2001 Stock Incentive Plan;

(4)	Registration Statement (Form S-8 No. 333-41090) pertaining to 5,687,318 shares of common stock pursuant to the 1992 Stock Incentive Plan, the 1999 Stock Incentive Plan and the Employee Stock Purchase Plan;

(5)	Registration Statement (Form S-8 No. 333-136182) pertaining to 6,000,000 shares of the 2006 Performance-Based Stock Incentive Plan; and

(6)	Registration Statement (Form S-3 No. 333-142362) pertaining to $175,000,000 of 2.50% Convertible Subordinated Notes due 2012 and 7,277,567 shares of common stock;
of our report dated March 6, 2008, with respect to the consolidated financial statements of Newport Corporation, our report dated March 6, 2008 with respect to the effectiveness of internal control over financial reporting of Newport Corporation, and our report with respect to the financial statement schedule of Newport Corporation included in this Annual Report (Form 10-K) of Newport Corporation for the year ended December 29, 2007.
/s/ Ernst & Young LLP
Orange County, California
March 10, 2008